Exhibit (d)(10)(ii)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ING EQUITY TRUST

OPERATING EXPENSE LIMITS

Name of Fund*	Maximum Operating Expense Limit (as a percentage of average net assets)
	Class A	Class B	Class C	Class I	Class O	Class R	Class W
ING Equity Dividend Fund[1] Initial Term Expires October 1, 2009 Initial Term for Class W Expires October 1, 2010 Initial Term for Class R Expires October 1, 2012	1.25%	2.00%	2.00%	1.00%	N/A	1.50%	1.00%

ING MidCap Opportunities Fund[1] Initial Term Expires October 1, 2006 Initial Term for Class O Expires October 1, 2009 Initial Term For Class W Expires October 1, 2010 Initial Term for Class R Expires October 1, 2012	1.75%	2.45%	2.45%	1.45%	1.70%	2.00%	1.50%

ING Mid Cap Value Fund[2] Initial Term Expires October 1, 2012	N/A	N/A	N/A	0.90%	N/A	N/A	N/A

/s/ HE
HE

Date Last Amended: September 30, 2011

*	This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

[1]

Class R Shares of ING Equity Dividend Fund and ING MidCap Opportunities Fund effective August 4, 2011. The Initial Term for Class R Shares of ING Equity Dividend Fund and ING MidCap Opportunities Fund expires October 1, 2012.

[2]	Class I Shares of ING Mid Cap Value Fund effective September 30, 2011. The Initial Term for Class I Shares of ING Mid Cap Value Fund expires October 1, 2012.

1